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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 26, 2019

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	800 281-0356

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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SEC 873 (09/17)

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Item 1.01    Entry into a Material Definitive Agreement.
On January 26, 2019, UEC Electronics, LLC (“UEC”), a wholly-owned subsidiary of Arotech Corporation (“Arotech”), entered into a new lease agreement (the “Lease”) in respect of certain space in Hanahan, South Carolina that it currently occupies and that it has occupied since before Arotech acquired it in 2014.
The Lease, which is effective as of January 1, 2019, provides for the rental by UEC of approximately 56,000 square feet of space in Hanahan, South Carolina, and is a renegotiation of UEC’s previous lease on this property, which ran through the end of 2024. The term of the Lease is ten years, at a monthly rental of $30,200 during the first five years and $33,220 during the second five years (as compared to the current rent of $31,858 per month with a 2.5% annual escalation), with an option on the part of UEC to extend the Lease for an additional five years. UEC has an alteration allowance of $100,000 during the initial term of the Lease.

The foregoing description of the Lease is a summary of the material terms of the Lease and is qualified in its entirety by the terms of the Lease, a conformed copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
The following Exhibit is furnished as part of this Current Report on Form 8‑K:

Exhibit Number	Description
10.1	Lease dated as of January 1, 2019 between UEC Properties, LLC and UEC Electronics, LLC
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION
(Registrant)
/s/ Yaakov Har-Oz
Name:	Yaakov Har-Oz
Title:	Senior Vice President and General Counsel
Dated:    January 31, 2019